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                                                                     EXHIBIT 4.3

              KELLOGG COMPANY 2000 NON-EMPLOYEE DIRECTOR STOCK PLAN

    1. PURPOSE. The purpose of the Kellogg Company 2000 Non-Employee Director Stock Plan is to promote the long-term growth of Kellogg Company by increasing the proprietary interest of Non-Employee Directors in Kellogg Company and to attract and retain highly qualified and capable Non-Employee Directors.

    2. DEFINITIONS. Unless the context clearly indicates otherwise, for the purposes of the Plan, the following terms shall have the following meanings:

        2.1 "AWARD" means an award granted to a Non-Employee Director under the Plan in the form of Options or Shares or any combination thereof.

        2.2 "BOARD" means the Board of Directors of Kellogg Company, as constituted from time to time.

        2.3 "COMMITTEE" means the committee of the Board designated to administer the Plan, as described in Section 3 of the Plan.

        2.4 "COMPANY" means Kellogg Company, a Delaware corporation, or any successor corporation to Kellogg Company.

        2.5 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

        2.6 "FAIR MARKET VALUE" means with respect to any date, the average between the highest and lowest sale prices per share on the New York Stock Exchange Composite Transactions Tape on such date, provided that if there shall be no sales of shares reported on such date, the Fair Market Value of a share on such date shall be deemed to be equal to the average between the highest and lowest sale prices per share on such Composite Tape for the last preceding date on which sales of shares were reported.

        2.7 "OPTION" means an option to purchase Shares awarded under Sections 8 or 9 which does not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor law.

        2.8 "OPTION GRANT DATE" means the date upon which an Option is granted to a Non-Employee Director.

        2.9 "OPTIONEE" means a Non-Employee Director of the Company to whom an Option has been granted or, in the event of such Non-Employee Director's death prior to the expiration of an Option, such Non-Employee Director's executor, administrator, beneficiary or similar person, or, in the event of a transfer permitted by Section 7 hereof, such permitted transferee.

        2.10 "NON-EMPLOYEE DIRECTOR" means a director of the Company who is not an employee of the Company or any subsidiary of the Company.

        2.11 "PLAN" means the Kellogg Company 2000 Non-Employee Director Stock Plan, as amended and restated from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

        2.12 "SHARES" means Shares of the common stock, par value $.25 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.

        2.13 "STOCK OPTION AGREEMENT" means a written agreement between a Non-Employee Director and the Company evidencing an Option.

        2.14 "SUBSIDIARY(IES)" means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in one of the other corporations in such chain.

    3. ADMINISTRATION.

        3.1 ADMINISTRATOR OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board.



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        3.2 AUTHORITY OF COMMITTEE. The Committee shall have full power and authority to: (i) interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan, and (ii) designate persons other than members of the Committee to carry out its responsibilities, subject to such limitations, restrictions and conditions as it may prescribe, such determinations to be made in accordance with the Committee's best business judgment as to the best interests of the Company and its share owners and in accordance with the purposes of the Plan. The Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable.

        3.3 DETERMINATIONS OF COMMITTEE. A majority of the Committee shall constitute a quorum at any meeting of the Committee, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or a meeting of the Committee by a written consent signed by all members of the Committee.

        3.4 LIABILITY LIMITATION. Neither the Board nor the Committee, nor any member of either, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award), and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

    4. AWARDS. Awards in the form of Options shall be granted to Non-Employee Directors in accordance with Section 8. Awards in the form of Shares shall be granted to Non-Employee Directors in accordance with Section 9. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement.

        4.1 RELOAD PROVISION. The Committee may provide in any Stock Option Agreement that if the Optionee exercises a Stock Option using Shares held for at least six (6) months and/or elects to have Shares withheld to satisfy the Company's withholding obligations, the Optionee will then receive a new option covering the number of Shares used to exercise and/or satisfy withholding obligations. Such option will have a per share exercise price equal to the then Fair Market Value of the Shares, and will be subject to such terms and conditions as the Committee, in its sole discretion, may determine. Nothing in this Section 4.1 will restrict the Committee's ability to fix or limit in a Stock Option Agreement the maximum number of Shares available under any new option granted pursuant to a Stock Option Agreement.

    5. ELIGIBILITY. Non-Employee Directors of the Company shall be eligible to participate in the Plan in accordance with Sections 8 and 9.

    6. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 11, the aggregate number of Awards available for all grants of Options and awards of Shares under the Plan shall not exceed 1,000,000. Further, subject to adjustment as provided in Section 11, the aggregate number of Shares available for Awards pursuant to Section 9 shall not exceed 250,000. If any Awards expire unexercised or are forfeited, surrendered, cancelled, terminated or settled in cash in lieu of common stock, the shares of common stock which were thereto subject (or potentially subject) to such Awards shall again be available for Awards under the Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination or settlement of such Awards.

    7. TRANSFERABILITY OF OPTIONS. Unless otherwise provided in the Stock Option Agreement, no Option granted under the Plan, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by an Optionee or any beneficiary(ies) of any Optionee, except by testamentary disposition by the Optionee or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process, including, without limitation, seizure for the payment of the Optionee's debts, judgments, alimony, or separate maintenance. Unless otherwise provided in the Stock Option Agreement, during the lifetime of the Optionee, Options are exercisable only by the Optionee.

    8. OPTIONS. Each Non-Employee Director shall be granted Options, subject to the following terms and conditions:

        8.1 TIME OF GRANT. All continuing Non-Employee Directors shall be granted the Option to purchase 5,000 Shares on the date of the 2000 Annual Meeting of Share Owners. On January 31st of each year (or annually on such other date as the Committee may grant options to the Company's executive officers under an incentive plan approved by the share owners) beginning in 2001, each continuing Non-Employee Director shall be granted an Option to purchase 5,000 Shares. If a person is first elected or appointed as a Non-Employee Director other than on the date of the Annual Meeting of Share Owners, then on the date on which that person



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    first begins to serve as a Non-Employee Director he or she shall be granted an Option to purchase a pro-rated number of Shares based upon the number of days remaining until the next Annual Meeting of Share Owners divided by 365.

        8.2 PURCHASE PRICE. The purchase price per Share under each Option granted pursuant to this Section shall be 100% of the Fair Market Value per Share on the Option Grant Date.

        8.3 VESTING AND EXERCISE OF OPTIONS. Subject to Section 10, each Option granted to a Non-Employee Director shall be fully vested on and after the Option Grant Date or on such other date as set by the Committee. Each Option shall be fully exercisable on and after a date as set by the Committee, which date shall be at least six months after the Option Grant Date, and, subject to Section 10, shall not be exercisable prior to such date. In no event shall the period of time over which the Option may be exercised exceed ten years from the Option Grant Date. An Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares.

    Shares shall be issued to the Optionee pursuant to the exercise of an Option only upon receipt by the Company from the Optionee of payment in full either in cash or by surrendering (or attesting to the ownership of) Shares together with proof acceptable to the Committee that such Shares have been owned by the Optionee for at least six months prior to the date of exercise of the Option, or a combination of cash and Shares, in an amount or having a combined value equal to the aggregate purchase price for the Shares subject to the Option or portion thereof being exercised. The Shares issued to an Optionee for the portion of any Option exercised by attesting to the ownership of Shares shall not exceed the number of Shares issuable as a result of such exercise (determined as though payment in full therefor were being made in cash) less the number of Shares for which attestation of ownership is submitted. The value of owned Shares submitted (directly or by attestation) in full or partial payment for the Shares purchased upon exercise of an Option shall be equal to the aggregate Fair Market Value of such owned Shares on the date of the exercise of such Option.

    9. SHARES.

        9.1 STOCK GRANTS. On May 1st of each year beginning in 2000, an annual Award of 1,700 Shares shall be made to each Non-Employee Director. Non-Employee Directors first elected or appointed to the Board at any time other than the Annual Meeting of Share Owners shall receive an initial Award on the date on which that person first begins to serve as a Non-Employee Director, pro-rated based upon the number of days remaining until the next Annual Meeting of Share Owners divided by 365.

        9.2 STOCK ACCOUNT. The Committee may provide that annual Awards shall be made by entry into a stock account. If the Committee does so, the Company shall establish a bookkeeping account in the name of each Non-Employee Director (the "Stock Account"). For any Award made by Stock Account entry, the Non-Employee Director's Stock Account shall be adjusted to reflect such Shares and an aggregate number of Shares credited to each Non-Employee Director on such date shall be transferred by the Company to the Kellogg Company Grantor Trust for Non-Employee Directors. Except for the right to direct the Trustee as to the manner which the Shares are to be voted, a Non-Employee Director shall not have any rights with respect to any Shares credited to the Non-Employee Director's Stock Account and transferred to the Trust until the date the Non-Employee Director ceases, for any reason, to serve as a director of the Company. Dividends on the Shares held in Stock Accounts will be credited to the Non-Employee Director's Stock Account to be used to acquire additional Shares.

    10. AMENDMENT, SUSPENSION, AND TERMINATION.

        10.1 IN GENERAL. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable to insure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company, or the Non-Employee Directors to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any Subsidiary. No such amendment, suspension, or termination shall (a) materially adversely affect the rights of any Non-Employee Director under any outstanding Options or Share grants, without the consent of such Non-Employee Director, (b) revise the exercise price of any outstanding Option without share owner approval, or (c) increase the number of Shares available for Awards pursuant to Section 6 without share owner approval.

        10.2 STOCK OPTION AGREEMENT MODIFICATIONS. The Committee may (in its sole discretion) amend or modify at any time and from time to time the terms and provisions of any outstanding Options in any manner to the extent that the Committee under the Plan or any Stock Option Agreement could have initially determined the restrictions, terms and provisions of such Options, including, without limitation, changing or accelerating the date or dates as of which such Options shall become exercisable. No


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    such amendment or modification shall, however, materially adversely affect the rights of any Non-Employee Director under any such Award without the consent of such Non-Employee Director.

    11. CHANGES IN CAPITALIZATION AND OTHER MATTERS.

        11.1 NO CORPORATE ACTION RESTRICTION. The existence of the Plan, any Stock Option Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the share owners of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company's or any Subsidiary's capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary,
    (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company's or any Subsidiary's capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company's or any Subsidiary's assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Non-Employee Director, beneficiary or any other person shall have any claim against any member of the Board or the Committee, the Company or any Subsidiary, or any employees, officers, share owners or agents of the Company or any Subsidiary, as a result of any such action.

        11.2 RECAPITALIZATION ADJUSTMENTS. If the Board determines that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, Change of Control or exchange of common stock or other securities of the Company, or other corporate transaction or event affects the common stock such that an adjustment is determined by the Board, in its sole discretion, to be necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, the Board may, in such manner as it in good faith deems equitable, adjust any or all of (i) the number of shares of common stock or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of shares of common stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the exercise price with respect to any Option, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

        11.3 MERGERS. If the Company enters into or is involved in any merger, reorganization, Change of Control or other business combination with any person or entity (a "Merger Event"), the Board may, prior to such Merger Event and effective upon such Merger Event, take such action as it deems appropriate, including, but not limited to, replacing such Options with substitute stock options in respect of the shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Options granted hereunder as of the date of the consummation of the Merger Event. Notwithstanding anything to the contrary in the Plan, if any Merger Event or Change of Control occurs, the Company shall have the right, but not the obligation, to cancel each Non-Employee Director's Options and to pay to each affected Non-Employee Director in connection with the cancellation of such Non-Employee Director's Options, an amount equal to the excess of the Fair Market Value, as determined by the Board, of the common stock underlying any unexercised Options (whether then exercisable or not) over the aggregate exercise price of such unexercised Options.

    Upon receipt by any affected Non-Employee Director of any such substitute stock options (or payment) as a result of any such Merger Event, such Non-Employee Director's affected Options for which such substitute options (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Non-Employee Director.

       11.4 CHANGE OF CONTROL PROVISIONS.

    (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

        (i) Any Options outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable, shall become fully exercisable; and

        (ii) The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan's purposes.



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    (b) Definition of Change in Control. For purposes of the Plan, a "Change in
        Control" shall mean the happening of any of the following events:

        (i) An acquisition after the date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or approved by the Incumbent Board (as defined below), (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities, or (5) any acquisition pursuant to a transaction which complies with clauses
              (1), (2) and (3) of subsection (iii) of this Section 11.4(b); or

        (ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Company's share owners, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

        (iii) Consummation of a reorganization, merger or consolidation (or similar transaction), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity ("Corporate Transaction"); in each case, unless immediately following such Corporate Transaction
              (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except, to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board at the time of the Board's approval of the execution of the initial agreement providing for such Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (iv) The approval by the share owners of the Company of a complete liquidation or dissolution of the Company.

    12. FOREIGN DIRECTORS. Without amending the Plan, Awards granted to Non-Employee Directors who are foreign nationals may have such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make

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such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operate or have Non-Employee Directors.

    13. MISCELLANEOUS.

        13.1 LISTING, REGISTRATION AND OTHER LEGAL COMPLIANCE. No Awards shall be required to be issued or granted under the Plan unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for Shares delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the common stock is then listed, and any applicable federal or state securities law. In addition, if at any time specified herein (or in any Stock Option Agreement or otherwise) for (a) the making of any Award, or the making of any determination, (b) the issuance or other distribution of Shares, or (c) the payment of amounts to or through a Non-Employee Director with respect to any Award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Non-Employee Director (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such Shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act.

        13.2 STOCK OPTION AGREEMENTS. Each Non-Employee Director receiving an Award under the Plan shall enter into a Stock Option Agreement with the Company in a form specified by the Committee. Each such Non- Employee Director shall agree to the restrictions, terms and conditions of the Award set forth therein and in the Plan.

        13.3 DESIGNATION OF BENEFICIARY. Each Non-Employee Director to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Option or to receive any payment which under the terms of the Plan and the relevant Stock Option Agreement may become exercisable or payable on or after the Non-Employee Director's death. At any time, and from time to time, any such designation may be changed or cancelled by the Non-Employee Director without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Non-Employee Director, or if the designated beneficiaries have predeceased the Non-Employee Director, the beneficiary shall be the Non-Employee Director's estate. If the Non-Employee Director designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Non-Employee Director has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Non-Employee Director.

        13.4 OBLIGATION TO REELECT. Nothing in this Plan shall be deemed to create any obligation on the part of the Board of Directors to nominate any Director for reelection by the Company's share owners.

        13.5 GOVERNING LAW. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

    14. EFFECTIVE DATE AND TERM OF PLAN. The Plan shall be effective upon its approval by the Board and adoption by the Company, subject to the approval of the Plan by the Company's share owners in accordance with the Internal Revenue Code. If share owner approval is not obtained at the 2000 Annual Meeting of Share Owners, the Plan shall be nullified. The Plan shall terminate on February 17, 2010, unless terminated earlier by the Board.

    As adopted by the Board on February 18, 2000.

                                                   KELLOGG COMPANY
                                                   One Kellogg Square
                                                   Battle Creek, MI 49016-3599



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